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Cingular Corporate Digital Advantage (CCDA) - Online Program Registration and Fulfillment Process

Please use your browser's print button to print. Then use the back button at the bottom of the page to return to the T Conditions Acceptance page.

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When you click "I AGREE", you are representing and warranting that:

(a) all information submitted by you during this online Cingular Corporate Digital Advantage Program registration and fulfillment process is complete and accurate;

(b) you have reviewed, and you understand, all of the terms and conditions of the Cingular Corporate Digital Advantage Agreement (as defined in the scroll box below, the "Agreement"), including, without limitation, the Program Description set forth in the scroll box below, and the General Terms and Conditions and all other applicable web-based Attachments and information incorporated by reference in the Agreement and found at www.cingular.com/cda (collectively, the "Agreement");

(c) you agree to be bound by the Agreement for the term you select; and

(d) you are authorized to accept the Agreement on behalf of the Customer and that, by clicking "I AGREE", you intend to form a legally binding contract on behalf of the Customer.

In addition, **when you click "I AGREE", you are acknowledging and agreeing on behalf of Customer that we are permitted to investigate, recheck and report the Customer's repayment and credit history.**

If you prefer not to sign the Agreement electronically, please contact your sales representative.

Please read the entire Agreement carefully. The Program Description portion of the Agreement is set forth in the scroll box below. It describes the benefits of, and the unique requirements and restrictions for, participation in the Cingular Corporate Digital Advantage Program. You may print a copy of the Program Description portion of the Agreement before you click "I AGREE", and you are advised to do so in order to retain a copy for your records. In the future, you may view this version of the Program Description by following the appropriate link found at www.cingular.com/cda and entering your email address and unique order number (which was provided to you in order to begin this online registration process).

Please also review the General Terms and Conditions and all other applicable web-based Attachments and information incorporated by reference in the Agreement before you click "I AGREE". You may view and print copies of the General Terms and Conditions and other applicable web-based Attachments and information by going to www.cingular.com/cda, and you are advised to do so in order to retain copies for your records. We also encourage you to check this website often, as the other web terms, conditions and information (*excluding* the General Terms and Conditions) will be modified by us from time to time, and you will be bound by the modifications. Please refer to § 4.2 of the General Terms and Conditions portion of the Agreement for complete details.

Please also note the following:

- The Agreement will autorenew at the end of the initial term you select unless you provide notice of your intent not to renew. Please refer to the second paragraph of the Agreement for complete details.
- The Agreement also incorporates by reference all rate plan, feature and promotional materials and coverage maps for the service you select. We encourage you to read these materials carefully, as they include additional terms and conditions and you will be bound by such terms and conditions. Copies of these materials are available from your sales representative or by going to www.cingular.com.
- The Agreement includes either (a) an early termination charge or (b) cancellation fee(s). For complete details, please refer to §8 of the Program Description portion of the Agreement and to §6 of the General Terms and Conditions portion of the Agreement.
- Any change, modification or waiver of any of the terms of the Agreement will not be binding on the parties unless made in a writing manually signed by both parties. Please refer to §16.4 of the General Terms and Conditions portion of the Agreement for details.

If you do not agree or are unwilling to be bound by the terms and conditions of the Agreement (including, without limitation, the Program Description, the General Terms and Conditions, and all other applicable web-based Attachments and information incorporated by reference in the Agreement), do not click on the "I AGREE" button below. However, you will not be able to obtain wireless service under, or participate in, the Cingular Corporate Digital Advantage Program without first clicking "I AGREE" below.

CINGULAR CORPORATE DIGITAL ADVANTAGE AGREEMENT

Version 2-B

This Cingular Corporate Digital Advantage Agreement between Customer and New Cingular Wireless National Accounts, LLC ("Cingular"), on behalf of itself and as agent for the Carriers, consists of (a) the following Cingular Corporate Digital Advantage Program Description (the "Program Description"), (b) the General Terms and Conditions in effect on the Effective Date and found at the Program Website (the "General Terms and Conditions"), and (c) all applicable Attachments found at the Program Website (collectively, the "Agreement"). **The Program Website is http://www.cingular.com/cda.**

The Agreement is for an initial term beginning on the date Customer accepts the Agreement and continuing for the period of time Customer has requested (i.e., two, three, four or five years). At the end of this initial term, the Agreement will automatically renew for successive one (1) year terms unless either party gives the other party notice of its intent not to renew at least ninety (90) days prior to the end of the then current term. The date this Agreement is accepted by Customer by clicking the "I AGREE" button below is referred to as the "Effective Date".

PROGRAM DESCRIPTION

1. Service. Cingular, through Carriers, will provide Service to Customer, its Affiliates and their respective Employees. Employees may receive Service under the Agreement as CRUs or IRUs

2. Corporate Digital Advantage Program Eligibility Requirements. Customer must at all times meet the following program eligibility requirements in Cingular Markets:

2.1 Minimum End User Requirement.

2.3 Program Components. In the event Customer fails to comply with this §2, Customer is no longer eligible for the Service Discount, the Equipment Discount, or any other program components, and Cingular may immediately discontinue provisioning all such program components in addition to pursuing any other remedies available under the Agreement.

3. Service Discount and MAC Contribution.

3.3.1 Eventual Service Discount Available in Affiliate Markets. Although Affiliated Carriers` are not currently supporting the MSC Service Discount structure, Cingular anticipates that these Affiliated Carriers will support it at some time in the future. The parties acknowledge and agree that as each such Affiliated Carrier supports the MSC Service Discount, Cingular will automatically convert Customer's eligible End Users in the corresponding Affiliate Markets to the MSC Service Discount structure, without notice. Similarly, to the extent any such Affiliated Carrier stops supporting the MSC Service Discount, Cingular will automatically convert Customer's eligible End Users in the corresponding Affiliate Markets to the QC Service Discount structure. Any Service Discount in Affiliate Markets remains subject to the terms and conditions for Affiliate Markets.

3.4 MAC Modification. The Agreement includes an initial MAC in the amount

Customer has requested. Customer may modify its MAC after each Term Year. Any such modification is subject to Cingular's consent, which will not be unreasonably withheld, and the parties will memorialize the modification in a writing manually signed by both parties. Customer must notify Cingular of its desire to modify the MAC within thirty (30) days after each Term Year; however, the authorized modification will become effective as soon thereafter as reasonably practicable. Customer understands and agrees that, in connection with any such MAC modification, Cingular may (a) modify Customer's Service Discount and Equipment Discount; and/or (b) permit or restrict Customer's access to certain other program components. Customer's MAC modification will not affect the Reconciliation Obligation for the prior Term Year (see §3.5 below).

4. Equipment. Subject to the restrictions set forth in this §4, Cingular will provide Customer with the Equipment Discount on select equipment found at the "Equipment" page of the Program Website. Customer's Equipment Discount is twenty percent (20%). Cingular will apply the Equipment Discount only to the prices set forth on the Program Website, as may be modified by Cingular from time to time. Cingular will only provide Equipment with Service activated. The Equipment Discount will not apply to upgrade purchases with respect to any CRU more than two (2) times in any twelve-month period and may not be combined with any other equipment offer.

5. Sponsorship Program. Customer's Employees may participate in the Sponsorship Program. All such Employees participating in the Sponsorship Program will be IRUs under this Agreement. Customer acknowledges and agrees that Employees must be validated in order to participate in the Sponsorship Program, and that any Employees not so validated will not be IRUs under the Agreement and will not receive corresponding program benefits.

5.1 Sponsorship Program Activation Processes and Procedures. Each IRU participating in the Sponsorship Program: (a) must enter into, and be individually responsible for complying with an IRU Service Agreement including, without limitation, the corresponding obligations to comply with all of the terms and conditions of his or her chosen Plan and to pay all charges incurred under his or her IRU Service Agreement; and (b) must follow the activation, validation, migration, upgrade and related policies, procedures and processes established by Cingular from time to time

5.2 Sponsorship Program Features. Under the Sponsorship Program: (a) IRUs may choose from select Service Plans available to Customer within each Cingular Market (provided they qualify for the chosen Plan); (b) IRUs will receive the MSC Service Discount in accordance with §3 of the Program Description; (c) Cingular will apply the Equipment Discount to IRUs' corresponding Equipment purchases in accordance with §4 of the Program Description, provided, however, that the Equipment Discount will only apply to IRUs' purchases in connection with initial Service activation; (d) Service Revenue generated by IRUs

contributes to Customer's MAC in accordance with §3 of the Program Description; and (e) IRUs and their usage contribute to Customer's eligibility requirements set forth in §2 above.

5.3 WIN Advantage® Software Exclusion. IRUs' account information is not included in the WIN Advantage software.

5.4 Marketing Assistance. Customer will participate with Cingular in efforts to obtain eligible employees' participation in the Sponsorship Program.

6. Financial Responsibility. Customer must pay for all charges incurred under the Agreement, regardless of whether such charges were incurred by Customer, its Affiliates or their respective CRUs. Customer is not liable for any charges incurred by IRUs under this Agreement or any IRU Service Agreement.

7. Billing Services and Invoicing Options. . Customer will receive certain billing analysis tools using the WIN Advantage® software. With respect to Service, Customer will have the invoicing options set forth in this §7.

7.1 Consolidated Invoicing. Under consolidated invoicing, Cingular will provide an invoice each month through the WIN Advantage® software consolidating all CRUs' Service charges for the preceding monthly billing cycle, except as may otherwise be noted in applicable online or printed terms and conditions of an Cingular offer, product, service, or Plan. Customer will promptly notify Cingular of any Numbers to be added or deleted from Customer's invoice.

7.2 Corporate Responsibility User Invoicing. Under Corporate Responsibility User Invoicing, Cingular will provide an invoice each month to Customer's CRUs, as directed by Customer, setting forth such CRUs' Service charges for the preceding monthly billing cycle.

8. Termination Charge. For termination of the Agreement by Cingular pursuant to §6.1 of the General Terms and Conditions, the "Termination Charge" will be an amount equal to (a) $3,750 times the number of months remaining in the term as of the termination date plus (b) with respect to each CRU who was active on Service for less than twelve (12) months, $25 times the number of months less than twelve during which such CRU was active on Service as of the termination date.

9. Customer's Affiliates. Customer agrees that any of its Affiliates receiving Service under the Agreement meet, and will continue to meet throughout the term of the Agreement, the definition of "Affiliate" set forth in §16 of the General Terms and Conditions.

10. Resale and Other Prohibited Uses. Customer, its Affiliates (if applicable) and their respective CRUs are not permitted to resell, reproduce, retransmit, or disseminate Service or any other program components to third parties whether directly or indirectly, including, without limitation, through machine-to-machine transmissions.

11. Definitions. In addition to terms defined elsewhere (e.g., §16 of the General Terms and Conditions), these terms have the following meanings in the Agreement:

11.1 [RESERVED]

11.2 "CRU" and "Corporate Responsibility User" means an Employee receiving Service under Customer's account.

11.3 [RESERVED]

11.4 "Employees" means Customer's current, validated employees receiving Federal W-2 or K-1 tax treatment.

11.5 "Equipment Discount" means a discount on select Equipment found at the Program Website, as described in this Program Description.

11.6 "End Users" means CRUs and IRUs, collectively.

11.7 [RESERVED]

11.8 [RESERVED]

11.9 "IRU" and "Individual Responsibility User" means an Employee receiving Service under individual accounts in accordance with the Sponsorship Program.

11.10 "IRU Service Agreement" means a separate, two (2) year agreement between an IRU and Cingular for Service, Equipment and related matters.

11.11 "MAC" means Customer's minimum annual commitment of Service Revenue.

11.12 "Monthly Service Charge" means a Plan's monthly wireless access charges (i.e., the set fee charged monthly for use of a particular Plan).

11.13 "MSC Service Discount" or "Monthly Service Charge Discount" means the Service Discount applied to an eligible End User's Monthly Service Charge as described in this Program Description. Unless otherwise specified, the term "Service Discount" found in any Attachments incorporated into this Agreement applies to the MSC Service Discount.

11.14 [RESERVED]

11.15 "Non-Qualified Charges" refers to the following charges: (a) charges for long distance service, (b) all charges for local landline interconnect, toll services and other charges arising from or related to wireless operators providing long distance service, (c) all charges for Equipment, (d) roaming charges when not using the Cingular Wireless network, (e) charges for other goods and services that Customer, a CRU and/or an IRU authorizes to be charged through the wireless bill; (f) shipping and handling charges; (g) all taxes; and (h) all other charges not described as "Qualified Charges" herein.

11.16 "Qualified Charges" refers to the following undiscounted Service charges: (a) one-time charges for Service activation and conversion, (b) monthly wireless access charges (i.e., the Monthly Service Charge), (c) home wireless usage charges, (d) roaming charges incurred by Numbers provisioned from Cingular Markets while roaming in other Cingular Markets and using the Cingular Wireless network, (e) charges for detail billing, (f) charges for tethering when using the Cingular Wireless network, and (g) charges for additional wireless service features such as voice mail when using the Cingular Wireless network, but excluding enhanced features such as directory assistance or fee-based information services.

11.17 "QC Service Discount" or "Qualified Charges Service Discount" means the Service Discount applied to eligible End User's Qualified Charges in Affiliate Markets as described in this Program Description. Unless otherwise specified, the term "Service Discount" found in any Attachments incorporated into this Agreement applies to the QC Service Discount.

11.18 [RESERVED]

11.19 "Service Discount" means a monthly discount on Service, applied to an End User's Qualified Charges or Monthly Service Charge as described in this Program Description.

11.20 "Service Revenue" means revenue from Qualified Charges realized by Cingular.

11.21 [RESERVED]

11.22 "Term Year" means any year of the term of the Agreement, including any renewal year.

11.23 "WIN Advantage® software" means the Wireless Information Navigator Advantage™ software, together with all updates and modifications

thereto.

12. Clarification Regarding Select Plans. Notwithstaning anything to the contrary in the Agreement, if any of Customer's End Users are receiving Service on an available Plan that offers Rollover Minutes®, such End Users' unused minutes will carry over in accordance with that Plan's Sales Information.

13. Incorporation of Agreement. The terms, conditions and defined terms set forth in all documents comprising the Agreement (including, without limitation, this Program Description, the General Terms and Conditions, and other applicable online Attachments) apply throughout all such documents.

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